EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CAS MEDICAL SYSTEMS REPORTS 2ND QUARTER 2005 RESULTS

Branford, CT - August 9, 2005 - CAS Medical Systems, Inc. (OTC BB: CAMY) today announced financial results for the three months and six months ended June 30, 2005.

Revenues for the three months ended June 30, 2005 totaled a record $5,883,000, an increase of $1,000,000 or 20% over the $4,883,000 reported for the three months ended June 30, 2004. Included in the results for this quarter are approximately forty five days of sales, or $822,000, from the recently acquired Statcorp, Inc. Revenues were also led by a 16% increase in blood pressure product sales generated primarily by sales of blood pressure modules to original equipment manufacturers (“OEM”) and vital signs monitors sales. Partially offsetting these increases was a decline in Apnea product sales resulting from continued soft market conditions.

Revenues for the six months ended June 30, 2005 totaled a record $10,831,000, an increase of $1,392,000, or 15% over the $9,439,000 recorded for the six months ended June 30, 2004. Statcorp products sales represented $822,000 of the increase while blood pressure product sales accounted for the balance of the increase generated again by OEM and vital signs monitor sales. Apnea product sales partially offset the overall increase.

Net income for the three months ended June 30, 2005 increased $120,000 to $382,000, or $0.03 per diluted common share, compared to net income as restated of $262,000, or $0.02 per share, for the three months ended June 30, 2004. Net income for the six months ended June 30, 2005 increased $255,000 to $733,000, or $0.06 per diluted share, compared to net income as restated of $478,000, or $0.04 per share for the first six months of 2004. Net income for the first six months of 2004 was favorably affected by $80,000 of income tax benefits primarily from a refund pertaining to state research and development tax credits that lowered the effective tax rate for the period.

COMMENTS FROM MANAGEMENT

Financial Results

“I am pleased to report record revenues for the second quarter and the first six months of 2005” commented Louis P. Scheps, President, Chairman of the Board and CEO of the Company. “Revenues, which reflect the acquisition of Statcorp are $1,000,000 above the same period of the prior year and $934,000 above the first quarter of 2005. In addition, the second quarter and first six months of 2005 include only 45 days, or $822,000 of Statcorp revenue (from the date of acquisition). We are excited about the contributions that Statcorp provides to our product offerings in the blood pressure accessories markets.”

“We are particularly pleased that sales of the Company’s blood pressure products into the various markets we serve also continue to increase. In particular, sales of our OEM modules have demonstrated consistent performance for 2005. Sales of our vital signs monitors are well ahead of our year-to-date results for 2004 and should be bolstered by the July 2005 launch of our new Model 750C Vital Signs monitor which incorporates Oridion Microstream® end tidal CO2 technology (capnography) into the monitor along with other best-in-class technologies previously offered including a choice of Masimo SET® or Nellcor® OxiMax® pulse oximetry and our own MAXNIBP® blood pressure. The 750 product line is an ideal complement to the existing 740 product line. We are looking forward to the new market opportunities that this product will afford.”

2005 Outlook Updated

The Company expects total revenues to reach $25 to $26.5 million for 2005 representing growth of 25% to 33% over 2004 revenues. Revenues from the Statcorp acquisition are expected to contribute approximately $4.5 million from the acquisition date of May 15, 2005. The Company’s initial 2005 outlook dated February 2005 of $23 to $24 million excluded the effects of the Statcorp acquisition. Certain delays in the introduction of the Model 750 Vital Signs product line, launched during July 2005, have affected the Company’s revenue expectations for 2005.

Consolidated earnings per share on a diluted basis are expected to approximate $0.09 to $0.11 for 2005. The earnings estimate reflects increases in spending required during the remainder of 2005 and into 2006 to support the Company’s Near-Infrared Spectroscopy (“NIRS”) research and development, clinical and marketing efforts. The Company’s NIRS cerebral oximeter product development remains on track with the planned product introduction during the second half of 2006.

The initial 2005 outlook of $0.05 to $0.07 per diluted share excluded the earnings contribution expected from Statcorp and also assumed NIRS spending levels in excess of those incurred during the first six months of 2005 and the forecast for the remainder of the year.

Founded in 1984, CAS Medical Systems, Inc. designs, manufactures and markets medical products, specifically blood pressure measurement technology, vital signs monitoring equipment, apnea monitoring equipment and products for neonatal intensive care. The Company’s products are designed to improve the quality of patient care and provide exceptional value and performance. With a reputation for the highest quality products available in the markets it serves, CAS products are used by clinicians worldwide.

Statcorp, a Jacksonville, Florida based company acquired on May 15, 2005, manufactures a complete line of blood pressure cuffs, pressure infusor cuffs, and blood filter products.

For more information contact:
CAS Medical Systems, Inc.
44 East Industrial Road
Branford, CT 06405
(203) 488-6056
email: ir@casmed.com

This press release contains forward-looking statements that involve risks and uncertainties and include, among other things, statements related to future revenues and earnings. Actual results could vary materially from the description contained herein due to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, commercialization and technological difficulties, and other risks detailed in the Company’s Securities and Exchange Commission filings.

MAXNIBP is a registered trademarkof CAS Medical Systems, Inc.
Microstream is a registered trademark of Oridion Systems, Ltd.
Masimo SET is a registered trademark of Masimo Corporation.
OxiMax is a registered trademark of Nellcor Puritan Bennett, Inc.

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
(Unaudited)

	(Consolidated)

	June 30,	December 31,
	2005	2004

Cash and cash equivalents	$1,506,026	$1,973,452
Accounts receivable	3,656,492	2,929,167
Inventories	4,871,938	2,662,686
Deferred tax assets	210,972	250,342
Other current assets	231,876	355,367

Total current assets	10,477,304	8,171,014

Property, plant, and equipment	5,599,281	4,917,074
Less accumulated depreciation	(2,840,074)	(2,649,031)
	2,759,207	2,268,043

Intangible and other assets, net	207,513	167,990
Goodwill	3,093,586
Deferred tax assets	384,954	385,935

Total assets	$16,922,564	$10,992,982

Current portion of long-term debt	$557,107	$58,929
Accounts payable	1,543,873	734,939
Income taxes payable	178,288	417,130
Accrued expenses	1,216,113	854,410

Total current liabilities	3,495,381	2,065,408

Retirement benefit obligation	777,559	736,988

Long-term debt, less current portion	4,707,253	1,034,495

Common stock	40,070	39,837
Additional paid-in capital	3,083,997	3,031,387
Treasury Stock	(101,480)	(101,480)
Retained earnings	4,919,784	4,186,347

Shareholder’s equity	7,942,371	7,156,091

Total liabilities & equity	$16,922,564	$10,992,982

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF INCOME
(Unaudited)

		Three Months		Six Months
	Three Months	Ended	Six Months	Ended
	Ended	June 30,	Ended	June 30,
	June 30,	2004	June 30,	2004
	2005	(Restated)	2005	(Restated)

Revenues	$5,882,755	$4,882,875	$10,831,266	$9,439,317

Costs and Expenses:
Cost of Products Sold	3,262,918	2,723,502	5,966,108	5,233,413
Research and Development	282,574	246,866	535,304	520,515
Selling, General and Administrative	1,726,754	1,490,801	3,198,993	3,026,805
	5,272,246	4,461,169	9,700,405	8,780,733

Operating Income	610,509	421,706	1,130,861	658,584

Interest Expense	33,796	21,410	36,741	49,190

Pre-tax Income	576,713	400,296	1,094,120	609,394

Income Taxes	195,180	138,757	360,680	131,430

Net Income	$381,533	$261,539	$733,440	$477,964

EARNINGS PER COMMON SHARE:

Basic	$0.04	$0.03	$0.07	$0.05

Diluted	$0.03	$0.02	$0.06	$0.04

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING:

Basic	9,908,087	9,786,568	9,898,875	9,755,285

Diluted	11,567,912	11,065,039	11,512,587	11,048,745